Exhibit 10.1

September 19, 2012

John F. Gilbert III

3 Greengate Rd.

Woodstock, VT 05091

Dear John,

On behalf of the Board of Directors of Famous Dave’s of America, Inc., it’s with great pleasure that we extend to you an offer for the position of Chief Executive Officer, reporting directly to the Board of Directors. We are very excited at the prospect of your joining the Famous Dave’s team in such a visible and strategic position. These are dynamic times for our Company and we look forward to the contributions you will make to our current and future success. Outlined below are the terms of our offer:

Board Seat

Member, Board of Directors, Famous Dave’s of America, Inc. (the “Company”). In accordance with applicable SEC rules, effective immediately prior to your appointment as Chief Executive Officer, you will be deemed to have resigned as committee member of the Audit and Compensation Committees of the Board. In addition, your continued participation as a Board Member is subject to approval from time to time by the Company’s shareholders. In addition, you agree that in the event you are no longer an officer of the Company, regardless of reason, you will, within five (5) days thereafter, tender your resignation from the Board and any and all committees upon which you then serve.

Base Pay

You will receive an annual base salary of $400,000.00 paid in accordance with the Company’s standard payroll practices. You will be entitled to an annual performance review.

Bonus Potential

You will have the opportunity to earn a bonus of 100% of your base salary earned during a particular year, prorated for any partial year, including 2012. You will be part of the executive bonus plan which is currently driven by EPS performance compared to budget. Pursuant to this plan, you have the possibility of earning more than 100% of base salary if the EPS achieved exceeds 100% of target. The Board of Directors may in the future revise the performance criteria and/or achievement awards applicable to the executive bonus plan as it deems appropriate based on the executive compensation policies of the Company from time to time.

Equity Participation

An initial restricted stock grant of 150,000 shares will be made to you by the Company on the commencement date of your employment. The grant will be made under the Company’s 2005 stock incentive plan and the shares subject to the grant will be subject to transfer and forfeiture restrictions that will lapse in equal annual installments over a period of 5 years. In addition, an annual restricted stock grant valued at $80,000 will be made on or about the first day of the Company’s fiscal year, commencing on December 31, 2012, for the Company’s 2013 fiscal year. The exact number of shares will be calculated (and rounded up to the next whole number) based on the fair market value on the close of business on such date, such shares to vest ratably in equal annual installments over five years.

Annual Long Term Compensation Awards

100% of Base pay potential starting in 2013

These are our standard Performance Shares which are ‘earned’ based on three (3) year cumulative performance. If the Company achieves 100% of performance target (the accumulation of the 3 years of budgeted EPS performance), then 100% of the shares are earned. The potential number of shares is based on the award year’s salary at 100%. There are smaller awards for less than 100% performance and greater awards for greater performance. As with the executive bonus plan, the Board of Directors may in the future revise the performance criteria and/or achievement awards applicable to annual long-term compensation awards as it deems appropriate based on the executive compensation policies of the Company from time to time.

Confidentiality & Non-Compete

Pursuant to a separate confidentiality and non-competition agreement to be entered into on or prior to your first day of employment, you will be eligible for eighteen (18) months’ severance (base pay and insurance benefits) unless termination is for ‘cause’, or death or disability, and you will agree not to compete for a period of two (2) years in the retail sale of barbequed food and not to solicit employees for a period of two (2) years in each case following termination. In the event of a termination within six months following a change in control of the Company (other than for ‘cause’), you will be entitled to a severance payment that includes both base salary and a provision for bonus. The timing of severance payments will be subject to compliance with the IRS’s “Section 409A” deferred compensation rules. All severance payments will be subject to mitigation if you commence employment with another employer.

Executive Health & Dental and Vacation

You will be eligible to participate in the Company’s Comprehensive Medical and Dental plans and will be entitled to four weeks’ vacation each year.

Deferred Compensation Plan

You will be eligible to participate in deferred compensation plans sponsored by the Company from time to time and in which other Company executives are entitled to participate.

Relocation/Moving Expenses

You will be eligible to participate in full in the Company’s Relocation/Moving policy which shall include a short term housing and travel allowance of $7,500 per quarter, payable in arrears, for four quarters, plus reimbursement of customary brokerage commissions upon the sale of your existing residence, if you should chose to do so, provided such sale occurs within three years after you join the Company.

At Will Employment

Employment with the Company is for an indefinite period of time. Nothing in this offer letter modifies or is intended to modify the at will employment relationship that we will have if you join the Company.

Company Policies

Your employment will be subject to the Company’s policies and procedures that we establish from time to time.

Your Representations

We are pleased that you have decided to join the Company. However, it is very important for both you and the Company to make certain that there are no conflicts or potential conflicts between you and other organizations if you come to work for us. Therefore, we require that you make the following representations to us. If any of these is a problem for you, we would be glad to discuss them with you and try to work through them. The goal is to identify any possible problems up front and resolve them.

First, you do not have a contract with any other employer that restricts or prohibits you from working for the Company in the position that we have offered to you. It is our policy not to wrongfully interfere with the agreements of other organizations. If you have any such contract, for example, any type of non-competition agreement, non-solicitation agreement, or confidentiality agreement, we must see it before we finalize this conditional offer of employment.

Secondly, we do not want you to bring to the Company any property or documents that belong to another person or employer. This goes for price lists, customer lists, sales or marketing plans, other business information, and any other information that any another employer told you verbally or in writing was its confidential information or trade secrets. In addition, we will not ask you to disclose, and you should not disclose to us, another employer’s confidential information or trade secrets.

Thirdly, if you have in your possession any property belonging to any other employer, we ask that you return it before you begin working at the Company. It does not matter if such materials are in paper or electronic format. Please return it if it belongs to another employer.

Other Conditions of this Offer

For immigration compliance purposes, we require you to produce the documents necessary to establish your identity and authorization to work in this country, and complete the federal I-9 form.

Please confirm your acceptance of our conditional offer by signing and dating one of the two enclosed copies and returning it to the undersigned on or before October 8, 2012.

John, on behalf of the Board of Directors we are confident of the impact you will make and are looking forward to working closely with you.

Very Truly Yours,

Famous Dave’s of America, Inc.

By:	/s/ Dean A. Riesen
Member, Board of Directors

AGREED AND ACCEPTED:

/s/ John F. Gilbert III		10/8/12
John F. Gilbert III		Date